Exhibit 99.1

Contact:

Lainie Corten

Corporate Communications

Cerus Corporation

(925) 288-6319

C. RAYMOND LARKIN, JR. RESIGNS FROM CERUS BOARD OF DIRECTORS

CONCORD, CA, January 28, 2005 – Cerus Corporation (NASDAQ: CERS) today announced that C. Raymond Larkin, Jr., has resigned from the company’s Board of Directors effective January 31, 2005, to concentrate on other corporate and nonprofit interests.  Mr. Larkin has been a member of the Cerus board since January 2000.  There are no current plans to replace him as director.

“We thank Ray for all of his contributions during five years on the Cerus Board,” said B.J. Cassin, chairman of the Board.  “During that time, the Board oversaw many important events, including clinical development of the INTERCEPT Blood System, a CE Mark approval for INTERCEPT Platelets and, more recently, our increased focus on cancer and infectious disease therapies.  We wish Ray every success in his future business endeavors.”

Mr. Larkin has been Chairman and Chief Executive Officer of Eunoe, Inc., a medical device company, since 2002.  He has also been a Managing Director of Group Outcome, LLC, a company that invests in technology companies, since 1998.  From 1989 to 1997, Mr. Larkin was President and Chief Executive Officer of Nellcor Puritan Bennett, Inc., a medical products company.  Mr. Larkin is currently a director of Da Vita, Inc., a medical device service provider, Hanger Orthopedic Group, Inc., a professional orthopedic practice management company, and Align Technology, Inc., an orthodontic device development company, as well as a number of private companies and non-profit organizations.

ABOUT CERUS

Cerus Corporation is developing novel products for cancer, infectious disease and blood safety based on multiple, innovative technology platforms. The company is building a pipeline of next generation cancer immunotherapies by combining its proprietary attenuated Listeria vector platform with promising disease antigens. These products are designed to stimulate innate and T cell immune pathways, generating highly potent anti-tumor responses. Cerus is applying its Helinx technology to develop the INTERCEPT Blood System, which is designed to enhance the safety of blood components through pathogen inactivation. The company’s strategy is to leverage the broad potential of its technologies and products through alliances. Cerus’ partners to date include MedImmune and Johns Hopkins University for cancer immunotherapy, and Baxter International and BioOne for the INTERCEPT Blood System.

Helinx is a trademark of Cerus Corporation.

Baxter and INTERCEPT are trademarks of Baxter International Inc.

Statements in this news release regarding product development are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainties inherent in developing biotechnology products based on new technologies, actions by collaborators and other factors discussed in the company’s Form 10-Q for the third quarter of fiscal 2004, as well as in other reports filed from time to time with the Securities and Exchange Commission.  The company assumes no obligation to update any forward-looking statements.

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